Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DIGITAL MUSIC GROUP, INC.

Digital Music Group, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is Digital Music Group, Inc. The corporation was originally incorporated under the name Online Music Corp., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 11, 2005.

B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of this corporation.

C. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Digital Music Group, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 874 Walker Road, Suite C, City of Dover, County of Kent, State of Delaware 19904. The name of its registered agent at such address is United Corporate Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.01 par value, and Preferred Stock, $0.01 par value. The total number of shares that the Corporation is authorized to issue is 31,000,000 shares. The number of shares of Common Stock authorized is 30,000,000. The number of shares of Preferred Stock authorized is 1,000,000.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Amended and Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation.

ARTICLE V

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

1. Number of Directors. The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until his or her successor shall have been duly elected and qualified.

2. Election of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE X

The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article VII, Article VIII or this Article X of this Amended and Restated Certificate of Incorporation or Sections 2.3 (Special Meeting), 2.4 (Advance Notice Procedures; Notice of Stockholders’ Meetings) or 2.9 (Voting) of the Corporation’s Bylaws.

ARTICLE XI

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended.

This Amended and Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders of the corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended.

In witness whereof, the Corporation has caused this Certificate to be signed by Mitchell Koulouris, its President and Chief Executive Officer, this 26th day of January, 2006.

/s/ Mitchell Koulouris
Mitchell Koulouris, President and Chief Executive Officer